UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL
BUSINESS ISSUERS
Under Section 12(b) or (g) of the Securities Exchange Act of 1934
HEALTHCARE CORPORATION OF AMERICA

(Name of Small Business Issuer in its Charter)

NEW JERSEY (State of other jurisdictional incorporation or organization)	26 2071625 (I.R.S. Employee Identification No.)

36 Kevin Drive Flanders, New Jersey (Address of principal executive offices)	07836 (Zip Code)
Issuer’s Telephone Number (973) 796 4216
Securities to be registered under Section 12 (g) of the Act

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common	OTC Electronic Bulletin Board

Securities to be registered under Section 12(g) of the Act
Common Stock, No Par Value

(Title of class)

(Title of class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑
FILED JULY 14,  2008

COPIES TO
Joseph Drucker, Esq.
Corporate Secretary & Counsel
43 Sawgrass Street, Jackson, New Jersey 08527
Tel 732 928 5965

EXPLANATORY NOTE
The Company is filing this General Form for Registration of Securities on Form 10 on a voluntary basis, pursuant to section 12 (g) of the Securities Exchange Act of 1934 (The “Exchange Act”), in order to ensure that public information is readily accessible to all stockholders and potential investors, and to increase the Company’s access to financial markets. In the event the Company’s obligation to file periodic reports is suspended pursuant to the Exchange Act, the Company anticipates that it will continue to voluntarily file such reports.
NOTE REGARDING PROJECTIONS AND FORWARD LOOKING STATEMENTS
This General Form for Registration of Securities on Form 10 contains statements that are forward-looking statements within the meaning of the federal securities laws. These include statements about our expectations, beliefs, such as “anticipate,” “expect,” “intend,” “plan,” “will,” “believe” and similar language. These statements involve known and unknown risks, including those resulting from economic and market conditions, the regulatory environment in which we operate, competitive activities, and other business conditions, and are subject to uncertainties and assumptions set forth elsewhere in this Form 10. Our actual results may differ materially from results anticipated in these forward-looking statements. We base our forward-looking statements on information currently available to us, and we assume no obligation to update these statements.

PART 1
ITEM 1
BUSINESS.
INTRODUCTION
GENERAL
Healthcare Corporation of America
This information is confidential. Any estimates and projections contained herein have been prepared by management of the company and involve significant elements of subjective judgment and analysis. No representation or warranty, expressed or implied, is made as to the accuracy or completeness contained herein and nothing in this summary is or should be relied on as a promise or representation whether as to the past or to the future.
OVERVIEW
The pharmaceutical market sector is the most profitable of all US industries based on revenue, equity and assets according to Fortune Magazine. Within this sector, the fastest growing and most profitable component of the medication dispensing process is the “Closed Door Pharmacy”. At the present time, Closed Door Pharmacies include Long Term Care (nursing homes and assisted living facilities) Mail Order, Specialty Pharmacy, and Central Fill Pharmacy (funded prescription drug programs).
Healthcare Corporation of America (HCA) and Long Term Care Specialists LLC (LTC) are negotiating terms for HCA’s acquisition of LTC and upon completion of negotiations Personal Agreement will be prepared for final review and execution. LTC is an Institutional Pharmacy with a Surgical Division Services Nursing Homes, Assisted Living Facilities and Alzheimer Homes.

by $3.0 million to $6.0 million on an annualized basis bringing total revenue to $9.0 to $12.0 million.
HCA will add vial base dispensing capabilities to its facility to expand its business platform into retail, mail order and central fill products and market sectors, while realizing greater cost effectiveness. Vial base dispensing is the packaging of medication into patient specific containers at point of dispensing.
HCA will house Corporate Staff and redundant administrative functions such as Human Resources, Accounting, Legal and Management Information Systems as well as Sales & Marketing and Consulting Services. Unique functions would remain in their respective Divisions. HCA will also act as the centralized Purchasing Agent for its pharmacies to capitalize on volume discounts. In the future it is planned to make HCA a Prescription Drug Program (PDP) for Medicare Part D.
MARKETPLACE DESCRIPTION
Nursing Homes/Assisted Living Facilities: The American Health Care Association indicated that there are approximately 16,000 nursing homes with 1.7 million certified beds and 1.4 million occupied beds nationwide. 90.3% of residents are over age 65 and 46.5% are over age 85. Residents receive an average of 6.7 medications per day and 2.7 medications on an as needed basis. This translates to approximately 158 million medications with a drug spend of approximately $15 billion in nursing homes for 2006 (National Health Policy Forum). There are over 65,000 existing beds in New Jersey. At this time, institutional pharmacy is dominated by two public companies, Omnicare and PharMerica (the recent July 31, 2007 merger of Kindred Healthcare with AmerisourceBergen) on a national basis. Omnicare reported 2006 Gross sales of $6.5 billion and currently operates in 47 states. In 2006, PharMercia (Kindred Healthcare) had Gross Sales of $4.3 billion and has 46 institutional pharmacies which service approximately 103,000 beds.
Funded Prescription Drug Programs: The prescription drug market was over $200 billion in 2006 and continues to grow at a 15% compounded trend but is currently in a state of change. The Pharmacy Benefit Manager (PBM) business model has dominated this market sector for the last 20 years. The Pharmacy Benefit Manager market is dominated by three public company PBMs: Medco Health Solutions- A $42.5 billion Company; CVS/Caremark- A 43.8 billion Company which is a recent merger of a Chain Drug Store, CVS, with a PBM,

Caremark; and Express Scripts- A $17.6 billion Company. The competitive advantages these companies have are: size, name recognition and business practices which have been in the market for over 20 years.
BUSINESS OPPORTUNITY
Nursing Homes/Assisted Living Facilities: The United States faces a growing elderly population with an increasing level of frailty. The baby boomer generation is predicted to propel a rise in the over age 75 population from 5.8 percent in 1997 to 9.4 percent in 2025 or a 70.6 percent increase in this population. Based on this projection, nursing home residents would increase to approximately 3.0 million with an accompanying drug spend of over $44 billion. Note that residents of Assisted Living Facilities and in-home care patients are excluded from these data with these facilities earmarked as the fastest growing entities in the market in the future. For example, the Journal of Applied Gerontology indicates that the population serviced in this manner doubled from 1990 to 2002. Because of the expansive growth that will occur in the assisted living market segment over the next several years, there will be ample new business opportunities for HCA as long as service requirements are met.
Funded Prescription Drug Programs: There is a growing backlash among plan sponsors against the current pharmacy benefit delivery model and the close financial relationship that has developed between PBMs and Drug Manufacturers. Plan sponsors are beginning to understand that this business model does not always work to their benefit. This is particularly true as plan sponsors uncover the business practices (pharmaceutical company financial incentives, market share compensation, spread pricing, repackaging, more costly private label medications etc.) which are used by these public company PBMs to increase revenues and profits to meet their fiduciary responsibilities to shareholders.
CORPORATE STRATEGY
Consolidation of Operational Components: It is the intention of HCA to house Institutional Pharmacy, Mail Order and Central Fill Pharmacy in one Closed Door Pharmacy. While each of these pharmacies service different end recipients, there is commonality in staff, particularly among pharmacists, administrative functions and purchasing practices. As part of the plan, HCA will centralize corporate staff, Sales and Marketing, pharmaceutical purchasing and redundant administrative functions in one location. It is anticipated that this structure will improve the overall cost effectiveness of the Company and add margin due to the improvement in purchasing practices.
Acquisition & Partnership Strategy: HCA also plans an aggressive acquisition and partnership strategy to complement its internal growth plan. HCA has identified several vial base dispensing candidates and has entered into partnership discussions with hospitals. For example, Palisades Medical Center is in the contracting stage.
Sales & Marketing: HCA has implemented a multifaceted marketing plan that emphasizes capitalizing on immediate business opportunities while putting in place a long term growth plan focusing on the introduction of new products. It also uniquely brings patients into a HCA pharmacy from 3 different market sectors. For example, 2008 Growth is the result of adding beds, infusion therapy and medical supplies in the Institutional Pharmacy and introducing HCA’s products for school districts and senior citizens. In 2009, HCA will begin to realize increase revenue due to the expansion of its school district product coupled with continued growth in the institutional pharmacy. The introduction of a Medicare Part D product and the introduction of HCA’s own administrative services account for the significant increases in 2010.
New Products: HCA is in the process of developing a marketing program for senior citizens in retirement communities and senior citizen centers. HCA is also adding a new non-profit & school board drug program product that has significantly better medication pricing (an average improvement of over 15%) for these organizations then those that are currently being offered in the marketplace. For example, there is a great deal of interest in this product in New Jersey at this time because of budget caps. New Jersey has approximately 563 school boards with over 150,000 employees and retirees. The potential gross sales for this business in New Jersey are up to 10 million Rxs. Once established, this product would then be rolled out in other states, beginning with Pennsylvania. At the same time, HCA plans to develop a Medicare Part D product.
RECENT DEVELOPMENTS FOR HCA
School District Opportunity
Legislation was recently passed, that as part of a new school funding methodology as put forth by the Governor in New Jersey, many school districts would be limited to a mere 2% increase in school funding in the next fiscal year. Others will have to rely on increases in the local property tax to keep up with rising costs such as teachers contracts, pension contributions and utilities, just to name a few. However, all school districts will still be subject to the four (4) percent cap on increases in property taxes for the school tax levy. This new methodology, although presently not passed into law, will have an adverse affect on many urban and suburban school districts. The Attorney General of the State of New Jersey has recently ruled that the Governors plan does not violate a previous federal court decision regarding State funding requirements for poor school districts.
This has created a keen interest in expense reduction programs such as HCA’s school district pharmacy product. Through improved purchasing practices, HCA can achieve a 15% to 30% reduction in the prescription drug component of school districts’ health benefit program. This realized savings, or expense reduction, then leaves budget funds that can then be applied in other expense areas. 306 of the 563 school districts are being limited to a 2% increase in State aid and are still subject to a 4% hard cap in expenditures.
Because of this interest, HCA has contacted hospitals to assist HCA in handling the required pharmaceutical purchasing program under this product which is a major contributing factor for the program cost reduction. The response has been extremely positive for the School District Product with Warren Hospital (in conjunction with Colonial Consulting Group, (the Florio-Perucci/Rooney organization) and Palisades Medical Center.
New Hospital Prescription Drug Opportunity
This has also resulted in an expanded opportunity with these hospitals. Both have expressed an interest in joint venturing (with HCA being the majority shareholder):
1.	Each would assist HCA in providing the pharmacy dispensing operation in addition to managing the purchasing program for the school district product in a defined geographic area.

2.	Both hospitals currently do not provide out patient pharmacy services. They suggested that the JVs should also provide these services which would encompass:
a.	The Prescription Drug Program for the hospitals’ employees;

b.	Prescriptions from patients who utilize the hospitals’ Clinics;

c.	Prescriptions from routine discharges;

d.	Prescriptions for Home Care Placements;

e.	Prescriptions from the associated MD Office Complexes;

f.	Long Term Care Prescriptions from the Nursing Home owned by the hospital
Each of these hospital opportunities would result in gross sales of $5,000,000 to $7,000,000 depending upon the contributing revenue components (see above) and the employee and patient population size. It is HCA’s opinion that there will be several more hospital opportunities based on the current status of the market
Medicare Part D
HCA research of the senior marketplace indicates a great deal of confusion as to what are the best available plans between Medicare Part D, Advantage and Gap Plans. It also indicates that the Retail Pharmacy alternative may be the most cost effective for seniors who are in the “donut whole” (non-covered gap where seniors are out of pocket in purchasing their medications). Lastly, focus groups indicate there is an interest, not only among the seniors, but with their future guardians for the creation of prescription drug patient profiles to determine appropriateness and cost effectiveness of drug therapies.
HCA is in the process of developing an educational/marketing program for seniors in adult residential communities and senior citizen centers. This would be focused on defined geographical catchments’ areas and would encompass both a retail pharmacy and a central fill pharmacy combination. For example, there are 39 senior centers (we have not estimated the number of residential communities) in Bergen County with a senior population of over 100,000 generating approximately 3,000,000 prescriptions for gross sales which would exceed $30,000,000.
SunRx
HCA and SunRx have agreed to a business relationship which may lead to HCA’s acquisition of SunRx. SunRx will utilize HCA for its current 80,000 mail order Rxs (approximately $15 million in sales and $400,000 to $500,000 in EBITA). As part of this arrangement, HCA will utilize SunRx’s PBM services. SunRx has a contract to service FQHCs and is exploring HCA as the pharmacy alternative for its program. These FQHCs exceed $1 billion in drug spend.

STOCK ISSUANCES
     The Company was incorporated February 26, 2008. Total authorized shares: 25,000,000. As of March 31, 2008, the Board of Directors approved a total of 13,205,000 shares issued and outstanding.
     Chief Executive Officer and President, Gary Sekulski, 9,500,000 shares.
     Joseph Drucker, Corporate Counsel, Secretary and Chief Financial Officer, 3,000,000 shares.
     Jan Goldberg, Executive Vice President,500,000 shares.
     Matilda Bruno, Consultant,50,000 shares.
     Steve Monetti, Consultant, 20,000 shares.
     Wayne Miller, 10,000 shares.
     Scott M. Cutler purchased 20,000 shares for $10,000 as an accredited investor from the Form D Reg 504 Private Placement Memorandum.
     John R. DeSheplo purchased 20,000 shares for $10,000 as an accredited investor from the Form D Reg 504 Private Placement Memorandum.
     Buy Sell Pharmacy.com, Consultant, 25,000 shares.
     Colonial Consulting Group LLC, Consultant, 60,000 shares.
ITEM 1A
RISK FACTORS
The Shares offered hereby are subject to the risks inherent in a speculative venture. A purchase of Shares involves a very high degree of risk. Prior to making an investment decision, prospective investors should carefully consider the following risk factors, along with other information in the Memorandum. The number and nature of all possible risks cannot be ascertained; prospective investors must recognize that almost any kind of adversity may prelude positive operating results and/or result in a total loss of investment. Prospective investors unable or unwilling to assume a very high degree of risk must not consider a purchases of Shares.
New Business Venture.
The Company is an early stage closed door pharmacy operation and will depend on the ability of its management to succeed. The acquisition of LTC Specialists LLC is an important step in the platform required by HCA to enter into the dispensing pharmacy business.
Competitive Business Conditions
The Company faces intense competition from small to regional businesses. The Company’s ability to succeed in the future and to meet future competition in the pursuit of satisfying the medical profession, hospitals, healthcare industry and third party providers depends on its management and the necessary funds to expand. There can be no assurance that the Company will be able to compete successfully against current and future competitors. New technologies and the expansion of existing technologies may also increase the competitive pressures on the Company.
Business Dependent on Reputation of Certain Directors and Officers
It is recognized that a considerable amount of the Company’s vision and momentum has originated with the Company’s founders and current directors and officers. In addition, the market for HCA’s business plan depends in a large part upon management’s expertise and the loss of any of its executives could have a significant adverse impact on the company’s success.
Use of Proceeds to Benefit Insiders.
The Company has allocated a certain portion of the proceeds of this offering for salaries and other compensation to certain of its officers. Prospective investors should consider the existence and all possible ramifications of such related party transactions in formulating their decision to purchase any of the Shares.
No Dividends Anticipated
The company has not paid any dividends upon its Common Stock since its inception and, by reason of its present financial status and its contemplated financial requirements, does not anticipate paying any dividends on its Common Stock in the foreseeable future. In this regard, the Company intends to retain earnings for the foreseeable future for use in the operation and expansion of its business.
Issuance of Additional Shares of Common Stock, Substantial Dilution.
Purchasers of Shares will experience immediate and substantial dilution to the net tangible book value of their shares of Common Stock below the Offering Price. The power of the Board of Directors to issue shares of Common Stock is subject to shareholder approval in only limited instances. Shareholders have no preemptive rights. Any additional issuance of the Company’s Common Stock from its authorized but unissued shares, following the offering, may have the effect of further diluting the equity interest of shareholders.
Directors’ and Officers’ Liability Limited.
The Company’s Certificate of Incorporation provides that directors and officers of the Company generally may not be held liable to the Company or its stockholders for monetary damages upon breach of a director’s or officer’s fiduciary duty.
Dependence on Management and Key Personnel
The Company is dependent upon several of its management and key personnel. The Company is especially dependent on the continued services of its officers and directors. (See Biographies.)
Need for Additional Financing.
The Company believes that the proceeds from this offering, together with projected cash flow from operations, may not be sufficient to meet the anticipated cash requirements of the Company after the first twelve months if the maximum is raised. As a result, it is anticipated that at some future date the Company will be required to solicit additional investments in order to continue and expand its operations as planned. Although the Company will aggressively and actively seek additional “follow-on” investment, there is no assurance that the Company will receive follow-on investment or that the Company will have sufficient funds to conduct its operations as planned. The inability of the Company to attract additional investment or loans may significantly curtail the Company’s operations and have a significant negative impact on the Company’s ability to expand or may result in missed opportunities for the Company.

Control by Certain Stockholder; Anti-Takeover Considerations.
Upon completion of the offering, the Company’s officers directors, principal shareholders and their respective affiliates will beneficially own approximately 13,205,000 , one hundred percent (100%) of the Company’s Shares and are assured of control of the Company for the foreseeable future. Accordingly, they have the ability to control the election of all of the Company’s directors and significantly influence most corporate actions.
Shares Available for Resale
A portion of the Company’s currently outstanding Common Stock is held by officers and directors of the Company, or by certain related persons. These shares have not been registered under the Securities Act, and are “restricted securities” and if the shares become registered, will be subject to Rule 144 of the Securities Act. In general, under Rule 144, a person (or persons who agree to act in concert) who owns “restricted securities” or who is an “affiliate” of the Company, after holding such securities for a period of one year, will be able to sell within any three-month period a number of shares equal to the greater of (i) 1 % of the number of outstanding shares of Common Stock of the Company, or (ii) the average weekly reported trading volume of the shares of Common Stock for the four weeks preceding such sale. A person who was but is no longer an affiliate for three months prior to the sale may, after holding “restricted securities” for two years, sell such securities without being subject to the foregoing volume limitation. Sales of a substantial number of such shares of the Company’s Common Stock pursuant to Rule 144 could have an adverse effect on the price of the Company’s Common Stock should such public market develop.
Lack of Registration under Securities Laws.
Since the securities described herein have not been registered with the Securities and Exchange Commission or any state regulatory agency, no regulatory authority has reviewed or passed upon the contents of this Memorandum or passed upon the sufficiency, fairness or adequacy of any terms or conditions contained herein. Thus, a prospective investor must make his/her own independent evaluation of the adequacy of the disclosures and fairness of the terms and conditions of the offer.
Arbitrary Determination of Offering Price.
The Company arbitrarily determined the offering price of the Shares. Among the factors considered by the Company in establishing the offering price of the Shares in its Private Placement Memorandum were: the proceeds to be raised by the Company, the percentage of ownership of the Company to be held by investors in this offering, the experience of the Company’s management, the current market conditions in the over-the- counter securities market and the price earnings ratio of companies in a similar field. Accordingly, there is no relationship whatsoever between the offering price and the assets, earnings or book value of the Company, or any other recognized criteria of value.
No Minimum Offering.
The Shares are being offered on a “best efforts, no minimum” basis. Therefore, the Company plans to use proceeds as they are received without establishing minimum level of subscriptions. There is no assurance that all, or a substantial portion, of the 4,000,000 Shares offered hereby will be sold and that the estimated net proceeds generated from such a sale will be sufficient to expand the Company’s business. Investors should therefore be aware that if only a small number of Shares are subscribed, there may not be sufficient funds available for the Company to accomplish its business objectives without obtaining funds from alternative sources.
Government Regulations and Legal Uncertainty
The company is subject, both directly and indirectly, to various law and regulations relating to the pharmaceutical industry by both state and federal agencies.
ITEM 2
Financial Information
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes included elsewhere in this Form 10. In addition ot historical information, the discussion in this report contains forward looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements due to factors including, but not limited to, those factors set forth under “Item 1 A, Risk Factors” and elsewhere in this Form 10.

ITEM 3
Properties
     HCA has no properties or assets of any kind as of this date. Except cash raised in the Private Placement Memorandum Offering under Form D, Regulation 504.
ITEM 4
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth certain information as of March 31, 2008 with regard to the beneficial ownership of the common stock by (i) each person known to HCA to be beneficial owners of 5% or more of its outstanding shares of common stock (ii) by the officers and directors of HCA individually and (iii) by the officers and directors as a group.

	Number of Shares	Percentage issued
Name & Address of Owner	Owned	and outstanding
GarySekulski	9,500,000	72.0
Joseph Drucker	3,000,000	22.7
Jan Goldberg	500,000	3.8
All Directors & Officers as a Group	13,000,000	98.5
ITEM 5
Directors, Executive Officers, Promoters and Control Persons
     HCA has two directors, Gary Sekulski, CEO and President and Joseph Drucker, Secretary and Chief Financial Officer since the company’s formation February 26, 2008.(See bios attached, Exhibit A.)
     Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. Officers are elected or appointed by the Board of Directors and serve until resignation, death, removal by the Board or until successors are elected and qualified,

     No director or officer of HCA has been the subject of any order, judgment, or decree of any court or any regulatory agency enjoining him for acting .as an investment adviser, underwriter, broker or dealer in the securities industry or as an affiliated person, director or employee of any investment company, bank, savings and loan association , or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase of sale of any securities nor has any such person been the subject of an order of state authority barring or suspending the right of such person to be associated with such activities.
     No director or officer of HCA has been convicted of any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently proceeding. No director or officer is the subject of any legal proceeding involving HCA of the performance of his duties as such director or officer.
Gary J. Sekulski — CEO, President and Director
Mr. Sekulski is an experienced executive with a primary focus on business development and the development of products and services to effectively address operational and marketing challenges in the healthcare and prescription drug market sectors. Mr. Sekulski was a Founder and President of Broadreach Medical Resources where he created a new more cost effective business model for administrating prescription drug programs using transparency and full disclosure business practices. He was President of the Gladstone Consulting Group, a healthcare product development, medical underwriting and project management company that developed innovative products in chronic illness management, prescription drugs and dental. Over the years, Mr. Sekulski has held various executive positions with organizations such as Executive Vice President at Summit Health Administrators, an organization that processed the professional claims for HIP of New York servicing HIP’s 1.2 million members, and Senior Vice President of Product Development at Medco Containment Services (now Medco Health Solutions), where he was instrumental in developing mail service plans, integrated walk-in card/mail service plans, managed care pharmacy networks, formulary/ rebate programs and the marketing strategies to implement these programs. Prior to this, Mr. Sekulski had been the National Director of Metropolitan Life Insurance Company’s provider network programs including prescription dugs (GM, Goodyear, GE), vision (created Bell Company and AT&T original program) and dental (formulated firsat national network). In this capacity, claims operations with over 750 employees reported to Mr. Sekulski. While at Metropolitan, Mr.

Sekulski also supervised Metropolitan’s Internal Medical Underwriting Division. Mr. Sekulski has served on the 1985 General Motors/UAW Benefits Cost Containment Task Force; the Medicare Catastrophic Prescription Drug Act Committee; Chair of the HIAA Pharmaceutical Relations Committee; Chair of the By-laws Committee-National Council of Prescription Drug Programs. He has also been a member of the Self-Insurance Institute of America, and the National Association of Chain Drug Stores. Mr. Sekulski is a graduate of Stony Brook University.
Jan Goldberg-Executive Vice President -Administration
Mr. Goldberg has a proven record of improving operations and unit performance while reducing costs in the challenging health care environment. He has managed complex multiple sites and large operations, negotiated mergers and acquisitions, labor contracts and business contracts. Mr. Goldberg’s diverse career has included Senior Vice President of Facility Operations for Integrated Medical LLC, a medical and Real Estate Management Company; Principle, Founder and Executive Vice President of Modern Medical Modalities Corporation, a multi state diagnostic imaging company; Founder and President of CSB Billing and Management Inc., a physician billing company located in Florida. He has also served as Director of Operations for Advacare, Inc. a national billing and Management Company and as New Jersey Director of Operations for Sonix Medical Resources. Early in his career he has served in the finance departments of Booth Memorial Medical Center and Staten Island University Medical Center. He started his career with Blue Cross/ Blue Shield of Greater New York. Mr. Goldberg is a graduate of Pace University.
Joseph Drucker-Corporate General Counsel, Secretary and Director
Mr. Drucker, Esq., manages HCA’s Legal Department and Legal affairs which includes overseeing HCA’s filings with the Security and Exchange Commission. Mr. Drucker has had a distinguished career from 1946 to date serving as a Director and Officer of both Private and Public Corporations. From 1983 to 1997, Mr. Drucker served as Co-Chairman, Secretary and General Counsel of a small cap public Company. Mr. Drucker has been in the private practice of law since 1973. He was a partner in the law firm of Himmelman, Hurley, Drucker and Himmelman. As an attorney, Mr. Drucker limits his practice to corporate law and specializes in the formation of business plans, Private Placement Memoranda and the filing of registration statements with the Securities and Exchange Commission to authorize the sale of Company’s securities to public investors and reverse mergers. Mr. Drucker’s diverse career also included being a managing partner of the accounting firm of Reimer, Drucker, Biegeleisen and Standard located in Freehold, New Jersey. Mr. Drucker Attended Columbia University and received a B.S. Degree in Business and Accounting from Long Island University and a Juris Doctorate Degree from Brooklyn Law School.
ITEM 6
Executive Compensation
     The three officers, Gary Sekulski, Joseph Drucker and Jan Goldberg have entered into employment agreements with Healthcare Corporation of America and/or Prescription Corporation of America as of April 1, 2008. The Board of Directors has approved accruals of salaries for the period October 1, 2007 (start up, planning and execution by the three officers) through March 31, 2008.
ITEM 7
Certain relationships and related transactions.
NONE
ITEM 8
Legal Proceeding
     HCA is not a party to any pending litigation nor is it aware of any threatened or potential legal proceeding.
ITEM 9
Market price of the Registrants Common Equity
     HCA upon approval of this registration statement by the Securities and Exchange Commission (SEC) will file for trading on the OTC Electronic Bulletin Board which is sponsored by the National Association of Securities Dealers (“NASD’). The OTC Electronic Bulletin Board is a network of securities dealers who buy and sell stock. The dealers are connected by a computer network which provides current information of current “bids” and “asks” as well a volume information.
     As of the date of this filing, there is no public market for HCA’s common stock. As of March 31, 2008 HCA had 10 stockholders. None of the shares issued and outstanding are free trading. All of the issued and outstanding shares are deemed to be “Restricted Securities” as such term is defined under Rule 144, in that such shares were issued in private transactions not involving a public offering and may not be sold in the absence of registration other than in accordance with Rule 144 under the Securities Act of 1933.
ITEM 10
Recent Sale of Unregistered Securities
     Shares have been sold under a Private Placement Memorandum, Form D. Reg 504 to 2 investors (a total of 40,000 shares for a total of $20,000).
     The Form D has been filed with the New Jersey Bureau of Securities in addition to having been filed with the Securities and Exchange Commission.
ITEM 11
Description of Registrants’ securities to be Registered
     Pursuant to this Form 10, the Company is registering its class of common shares.
Common Stock
     The authorized common stock of the Company consists of 25,000,000 shares, no par value per share. As of March 31, 2008, 13,205,000 shares of common stock were issued and outstanding.
     All of the shares of Common Stock are validly issued, fully paid and non-assessable. Holders of record of Common Stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, Whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the

Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of Common Stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of Common Stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.
     One of the effects of the existence of authorized but unissued shares of Common Stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at the control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company’s management, which concomitantly may have a potentially adverse effect on the market price of the Common Stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.
ITEM 12
Indemnification
     Except as prohibited by Statute or as otherwise provided in the Certificate of Incorporation, any person made a party to any action, suit or proceeding, by reason of the fact that he, his testator or intestate representative is or was a director, officer or employee of the corporation, or any Corporation in which he served as such at the request of the Corporation, or otherwise acted as a corporate agent, as defined by Statute, shall be indemnified by the Corporation against the reasonable expenses, including attorney’s fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which is shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.
     The foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.
     The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is not disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.
ITEM 13
Financial Statements and Supplementary Data
An index of the financial statements of the Company appears in ITEM 15 hereof. The report of the Company’s independent auditors appears at Page            hereof, and the financial statements and related footnotes of the Company appear on Page F-           through F-          .
ITEM 14
Changes in and Disagreements with Accountants n Accounting and Financial Disclosures
NONE
ITEM 15
Financial Statements and Exhibits
     (a) The following financial statements and related items are filed herewith:

Independent Auditor’s Report	F

Balance Sheets as of March 31, 2008	F

Statement of Operations for the period ended March 31, 2008.	F

Statements of Cash Flow for the period ended March 31, 2008	F

Statements of Stockholders’ Deficit for the period ended march 31, 2008	F

Notes to Financial Statements	F
     (b) The following Exhibits are filed herewith:

Exhibit No	Description

101.	Certificate of Incorporation of the Company

102.	Bylaws of the Company

103.	Colonial Consulting Group LLC Agreement
Signatures
Pursuant to the requirements of Section 12 of the Securities Act of 1934, the Registrant has caused this Registration Statement to be signed by the undersigned, thereunto duly authorized.

Healthcare Corporation of America
July 14, 2008	/s/ Gary Sekulski
Gary Sekulski
CEO and President

HEALTHCARE CORPORATION OF AMERICA
(A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
MARCH 31, 2008

HEALTHCARE CORPORATION OF AMERICA
(A DEVELOPMENT STAGE COMPANY)
FINANCIAL STATEMENTS
FOR THE PERIOD ENDED MARCH 31, 2008

MOORE & ASSOCIATES, CHARTERED
     ACCOUNTANTS AND ADVISORS
          PCAOB REGISTERED
     REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Healthcare Corporation of America
(A Development Stage Company)
We have audited the accompanying balance sheet of Healthcare Corporation of America (A Development Stage Company) as of March 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period from inception on February 26, 2008 through March 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Healthcare Corporation of America (A Development Stage Company) as of March 31, 2008 and the related statements of operations, stockholders’ equity and cash flows for the period from inception on February 26, 2008 through March 31, 2008, in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in its development stage, has no established source of revenue, and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
July 11, 2008
2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501

HEALTHCARE CORPORATION OF AMERICA
(A Development Stage Company)
BALANCE SHEET
March 31, 2008

2008
Assets
Current assets:
Cash	$24,383

Total current assets	24,383

Total assets	$24,383

Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$200,000
Loan from LTC Specialists, LLC	34,286
Stockholder’s Loan	101

Total current liabilities	234,387

Total liabilities	234,387

Stockholders’ equity:
Common stock, no par value, 25,000,000 shares authorized, 13,205,000 shares issued	83,850
Subscriptions receivable	(42,233)
Deficit accumulated during the developmental stage	(251,621)

Total stockholders’ equity (deficit)	(210,004)

Total Liabilities and Stockholders’ Equity	$24,383

See notes to financial statements

HEALTHCARE CORPORATION OF AMERICA
(A Development Stage Company)
STATEMENT OF OPERATIONS
FOR THE PERIOD ENDED MARCH 31,2008

For the period from inception
on February 26, 2008 through
March 31, 2008
Sales	$—

Cost of sales	—

Gross profit	—

Operating expenses
Officer’s salaries	210,000
Consulting fees	31,617
Administrative expenses	3,004
Professional fees	7,000

Total operating expenses	251,621

Income (Loss) from Operations	(251,621)

Provision for Income Tax	—

Net income (loss)	$(251,621)

Earnings (Loss) per share	$0.02

Weighted-average number of common shares outstanding	1,819,861

See notes to financial statements

HEALTHCARE CORPORATION OF AMERICA
(A Development Stage Company)
STATEMENT OF CASH FLOWS
FOR THE PERIOD ENDED MARCH 31, 2008

For the period from inception
on February 26, 2008 through
March 31, 2008
Operating activities:
Net income (loss)	$(251,621)
Changes in assets and liabilities:
Stock for services	58,850
Increase (decrease) in accrued expenses	200,000

Net cash provided by (used in) operating activities	7,229

Financing activities:
Loan from Long Term Specialists, LLC	34,286
Stockholder’s loan	101
Subscriptions receivable	(42,233)
Stock sold	25,000

Net cash provided by financing activities	17,154

Net increase/ (decrease) in cash	24,383

Cash at beginning of year	$0

Cash at end of year	$24,383

Cash paid during the period for:
Interest	$—

Taxes	$—

See notes to financial statements

HEALTHCARE CORPORATION OF AMERICA
(A Development Stage Company)
STATEMENT OF STOCKHOLDERS’ EQUITY
FOR THE PERIOD ENDED MARCH 31, 2008

				Deficit
				Accumulated
				During
	Shares	Common Stock	Subscriptions	Development	Total
	Issued	Amount	Receivable	Stage	Equity

Founders Shares:
Valued at $0.0001	12,500,000	$1,250	$—	$—	$1,250

Private Placement:
February 26, 2008 $0.0288 per share	520,000	15,000	—	—	15,000

Private Placement:
February 29, 2008 $0.50 per share	20,000	10,000	—	—	10,000

Shares for Services, 3/31/08:
Colonial Consulting Group, $0.50 per share	60,000	30,000	—	—	30,000
Buy Sell Pharmacy.com, $0.50 per share	25,000	12,500	—	—	12,500
Others, $0.18875 per share	80,000	15,100	—	—	15,100

Shares for Expenses Paid 3/31/08	—	—	(42,233)	—	(42,233)

Net Income (Loss)	—	—	—	(251,621)	(251,621)

Balance, March 31, 2008	13,205,000	$83,850	$(42,233)	$(251,621)	$(210,004)

See notes to financial statements.

HEALTHCARE CORPORATION OF AMERICA
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies Business Activity
Healthcare Corporation of America (HCA) was incorporated in New Jersey on February 26, 2008 with the intent to house institutional pharmacy, mail order pharmacy, and central fill pharmacy services in one closed pharmacy.
Healthcare Corporation of America has one wholly owned subsidiary, Prescription Corporation of America, which was also formed with the intent to enter into the pharmaceutical sales industry.
Private placements on February 26, 2008 and February 29, 2008, raised a total of $25,000.
The Company is in its development stage. This stage is characterized by significant expenditures for the design and development of the Company’s products and obtaining financing. Accordingly, the financial statements are presented in accordance with Statement of Financial Accounting Standards (SFAS) No. 7, Accounting and Reporting by Development-State Enterprises (SFAS 7).
The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As the company is in its development stage, it has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and cash in banks, and are stated at cost, which approximates fair market value. The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.
Accounts Receivable and Allowance for Doubtful Accounts
Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company had $0 accounts receivable at March 31, 2008, and therefore the allowance for doubtful accounts at March 31, 2008 is also $0. Additionally, the Company’s bad debt expense for the period ended March 31, 2008 was $0. The Company does not have any off-balance-sheet credit exposure related to its customers.

6

HEALTHCARE CORPORATION OF AMERICA
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 1: Summary of Significant Accounting Policies continued
Use of Estimates in Preparation of Financial Statements
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the related reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management believes that its estimates are reasonable.
Concentrations of Credit Risk
Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash. The Company generally maintains its cash balances at one financial institution. At times, such investments may be in excess of the Federal Deposit Insurance Corporation (FDIC) limit of $100,000. At March 31, 2008, no cash investment account was in excess of the insured limit.
The Company had $0 revenue for the periods ended March 31, 2008.
Advertising and Promotions
Advertising and promotions are expensed as incurred and included in operating expenses. For the period ended March 31, 2008 advertising and promotion expense were $0.
Income Taxes
The Company follows the liability method of accounting for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled.
Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

7

HEALTHCARE CORPORATION OF AMERICA
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS

Note 2: Commitments and Contingencies
On February 6, 2008, prior to the inception of HCA, the current management of HCA negotiated and signed a three year agreement with Colonial Consulting Group (Colonial) where Colonial would perform certain consulting and business development services for HCA. Under the terms of the agreement, Colonial will be issued 60,000 common shares of HCA and HCA will pay Colonial the sum of $5,000 per month for the first six months of the contract for services performed by Colonial. For the remaining six months of the year, HCA will pay Colonial $10,000 per month for services rendered. For the second and third years of the agreement, HCA will pay Colonial $15,000 and $20,000 per month, respectively for services rendered. Over the term of the agreement, Colonial has the option to receive an equivalent portion of common stock in place of payment. In addition, HCA will pay Colonial twenty five cents per prescription for all business placements in HCA’s market sectors. Colonial is also entitled to a finder’s fee equal to five percent of invested money for any additional capital Colonial secures in HCA’s interest. Colonial may also acquire the equivalent of five percent of the finder’s fee in common stock at the initial rate of fifty cents per share.
The Company has not entered into formal employment contracts with its senior officers through March 31, 2008 However, management has estimated an amount that the officers will earn on a monthly basis and has accrued the officers’ salaries to date in the financial statements. The officers began the process of developing a business plan for the company in October 1, 2007; therefore, management has accrued six months of officers’ salaries Officers’ salary expense for the period of inception through March 31, 2008 was $210,000
Note 3: Loan from LIC Specialists
On March 13, 2008, HCA received a deposit for an investment in the amount of $34,286 from Long Term Care Specialists, LLC, a New Jersey based limited liability corporation in the pharmaceutical sales business HCA and Long Term Care Specialists, LLC have begun negotiations in which HCA will acquire Long term Care Specialists, LLC in exchange for an equity position in HCA. The amount received from Long Term Care Specialists, LLC has been classified as a loan until the deal is finalized
Note 4: Stockholders’ Equity
On February 26, 2008, the date of inception, 520,000 shares were subscribed and paid for On February 29, 2008, an additional 20,000 shares were subscribed and paid for. These two private placements raised a total of $25,000. Additionally, on March 31, 2008, 12,500,000 shares were subscribed as founders’ shares at a value of $1,250, and 165,000 shares were subscribed in exchange for services rendered, valued at $57,600 Related capitalized costs of $42,233 have been designated as subscriptions receivable

8